                                                                     EXHIBIT 5.1


                                 May 11, 1998



Boston Properties, Inc.
8 Arlington Street
Boston, Massachusetts  02116

     Re:  Boston Properties, Inc. Registration on Form S-8
          ------------------------------------------------

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 7,611,668 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Boston Properties, Inc. (the "Company") which may be issued pursuant to the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the "Plan").

     We have acted as counsel to the Company in connection with the registration of the Shares under the Act. We have examined the Plan; the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the general corporation laws of the State of Delaware.

     Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Registration Statement and the Plan, the Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and to the use of our name therein.

                                      Very truly yours,


                                      /s/ Goodwin, Procter & Hoar LLP

                                      GOODWIN, PROCTER & HOAR  LLP